Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

NEWS CORPORATION REPORTS THIRD QUARTER EARNINGS PER

SHARE OF $1.22 ON NET INCOME ATTRIBUTABLE TO STOCKHOLDERS

OF $2.85 BILLION

TOTAL SEGMENT OPERATING INCOME INCREASES 4% TO $1.36

BILLION ON REVENUE OF $9.54 BILLION

NEW YORK, NY, May 8, 2013 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported $9.54 billion of total revenue for the three months ending March 31, 2013, a $1.14 billion or 14% increase over the $8.40 billion of revenue reported in the prior year quarter. Approximately 55% of the revenue increase reflects growth at the Cable Network Programming, Filmed Entertainment and Television segments, partially offset by lower revenues at the Publishing segment. The balance of the growth primarily relates to the inclusion of Sky Deutschland AG (“Sky Deutschland”) and Fox Sports Australia revenues.

The Company reported third quarter total segment operating income(1) of $1.36 billion, as compared to $1.31 billion reported a year ago. The improvement was led by operating income growth at the Company’s Cable Network Programming, Filmed Entertainment and Television segments. The third quarter results included $42 million of costs related to the ongoing investigations initiated upon the closure of The News of the World as compared to $63 million in the corresponding period of the prior year. This year’s third quarter results also included $25 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these costs from both years, third quarter adjusted total segment operating income of $1.43 billion increased $54 million or 4% from $1.38 billion reported in the third quarter of the prior year.

The Company reported quarterly net income attributable to stockholders of $2.85 billion ($1.22 per share), as compared to $937 million ($0.38 per share) reported in the corresponding period of the prior year. This quarter’s pre-tax results included $2.43 billion of income in Other, net, principally related to gains on the acquisition of an additional ownership stake in Sky Deutschland and the sale of the ownership stake in SKY Network Television in New Zealand, as well as a $11 million gain from the Company’s participation in British Sky Broadcasting’s (“BSkyB”) share repurchase program, which is reflected in Equity earnings of affiliates. These gains were partially offset by $56 million of restructuring charges, primarily related to the Company’s international newspaper businesses. Excluding the net income effects of these items, the costs related to the investigations in the U.K. and the proposed separation of the Company’s entertainment and publishing businesses, along with comparable items in both years, third quarter adjusted earnings per share(2) was $0.36 versus the adjusted prior year quarter result of $0.37.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“In our fiscal third quarter News Corp. achieved organic growth across our cable, film and television segments and, through the consolidation of Sky Deutschland and sale of stakes in SKY New Zealand and Phoenix Satellite Television, we advanced our strategic agenda to simplify our global portfolio. We also announced our plans to broaden our core cable business with the unveiling of our national sports channel Fox Sports 1 and our third branded FX channel, FXX. Both initiatives underscore our strategy of maximizing existing assets and leadership positions to drive sustainable growth and long-term value.

“We are on target to complete the proposed separation of our businesses near the end of our fiscal year. As we prepare to launch two new industry leaders with new News Corporation and 21st Century Fox, I am more confident than ever of the long-term value the separation will unlock for the Company and its shareholders.”

(1)

Total segment operating income is a non-GAAP financial measure. See page 11 for a description of total segment operating income and for a reconciliation of total segment operating income to income before income tax expense.

(2)	See page 14 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income (Loss)	3 Months Ended March 31,		9 Months Ended March 31,
	2013	2012	2013	2012
	US $ Millions
Cable Network Programming	$993	$846	$2,891	$2,503
Filmed Entertainment	289	272	1,072	1,012
Television	196	171	576	493
Direct Broadcast Satellite Television	(11)	40	(8)	165
Publishing	85	130	376	458
Other	(190)	(147)	(587)	(437)

Total Segment Operating Income *	$1,362	$1,312	$4,320	$4,194

*

The three months ended March 31, 2013 and 2012 include $42 million and $63 million, respectively, of costs related to the ongoing investigations in the U.K. The three months ended March 31, 2013 include $25 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $1,429 and $1,375 million in the three months ended March 31, 2013 and 2012, respectively.

The nine months ended March 31, 2013 and 2012 include $165 million and $167 million, respectively, of costs related to the ongoing investigations in the U.K. The nine months ended March 31, 2013 include $53 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $4,538 and $4,361 million in the nine months ended March 31, 2013 and 2012, respectively.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported quarterly segment operating income of $993 million, a $147 million or 17% increase over the prior year quarter, driven by a 17% increase in revenue. Operating income contributions from the domestic channels increased 16%. Revenue growth across all domestic channels, led by strong growth at the Company’s regional sports networks (“RSNs”) and FX Networks, was partially offset by increased programming and marketing costs at the Company’s FX Networks and National Geographic Channels. The Company’s international cable channels’ quarterly earnings contributions increased 21% from the same period a year ago, reflecting strong operating profit growth at the Fox International Channels (“FIC”), partially offset by the adverse impact of the strengthened U.S. dollar.

Affiliate revenue grew 11% and 42% at the domestic and international cable channels, respectively. Domestic network growth reflects higher rates across all networks, led by growth at the RSNs, Fox News Channel and FX Networks. Approximately 60% of the international affiliate revenue increase reflects strong local currency growth at the non-sports channels at FIC and STAR. The balance of the growth was attributable to the new sports channels, including Fox Star Sports Asia and Eredivisie Media & Marketing CV (“EMM”), partially offset by the impact of the strengthened U.S. dollar.

Advertising revenue at the domestic cable channels grew 2% in the quarter over the prior year period driven by double-digit growth at the FX Networks and National Geographic Channels, partially offset by lower advertising revenues at the Fox News Channel, due to the absence of the presidential primaries which occurred in the prior year, and at the RSNs, due to the broadcast of fewer National Basketball Association (“NBA”) games. Nearly two-thirds of the international cable channels’ 30% advertising revenue improvement reflects strong local currency growth at the non-sports channels at FIC and STAR. The balance of the growth was attributable to the new sports channels, including Fox Star Sports Asia and EMM networks, partially offset by the impact of the strengthened U.S. dollar.

Expenses at Cable Network Programming grew 17% in the quarter over the corresponding period in the prior year. More than two-thirds of this increase was attributable to the new international sports networks at FIC and STAR, including the investment in BCCI cricket rights in India. The balance of the increase was due to higher programming and marketing costs at the FX Networks and National Geographic Channels, partially offset by reduced NBA rights costs at the RSNs resulting from the broadcast of fewer games.

News Corporations
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

FILMED ENTERTAINMENT

Filmed Entertainment reported quarterly segment operating income of $289 million, as compared to $272 million reported in the same period a year ago. Quarterly results reflect the successful worldwide theatrical and domestic home entertainment performances of Life of Pi, which has grossed more than $600 million in worldwide box office and was the winner of 4 Academy Awards, the most for any film this year. The quarter also included the successful worldwide home entertainment performances of Taken 2 and Ice Age: Continental Drift and theatrical release costs for the successful release of The Croods, the first feature in our DreamWorks Animation distribution deal which has grossed more than $500 million in worldwide box office to date. Prior year third quarter film results included the successful worldwide theatrical and domestic home entertainment performance of Alvin and the Chipmunks: Chipwrecked and pay-television availability of Rio.

TELEVISION

Television reported quarterly segment operating income of $196 million, an increase of $25 million or 15% versus the same period a year ago. This increase reflects a near doubling of retransmission consent revenues and lower programming costs at the Fox Broadcasting Company. These improvements were partially offset by lower national and local advertising revenues, primarily reflecting lower primetime ratings driven by declines at American Idol, now in its twelfth season.

DIRECT BROADCAST SATELLITE TELEVISION (“DBS”)

DBS generated a quarterly segment operating loss of $11 million, compared to operating income of $40 million reported in the same period a year ago. The decline was driven by the consolidation of Sky Deutschland results, following the Company’s acquisition of an additional 5% ownership stake in this entity in January 2013, as well as lower contributions from SKY Italia. Revenues increased $377 million versus the same period a year ago, reflecting the inclusion of Sky Deutschland revenues. Sky Deutschland grew net subscribers by approximately 42,000 during the quarter, bringing total direct subscribers to 3.41 million. Quarterly local currency revenue at SKY Italia declined slightly from the corresponding period of the prior year. SKY Italia experienced a net reduction of approximately 51,000 subscribers during the quarter, bringing total subscribers to 4.78 million.

PUBLISHING

Publishing reported quarterly segment operating income of $85 million, a $45 million decrease from the $130 million reported in the same period a year ago. Increased contributions from the U.K. newspapers, which benefitted from the launch of the Sunday edition of The Sun in February 2012, were more than offset by lower advertising revenues at the Australian newspapers and integrated marketing services businesses.

OTHER

The Other segment quarterly operating loss of $190 million increased from the $147 million reported in the same period a year ago. The current quarter included an increased operating loss at Amplify, the Company’s education business, reflecting higher product development costs. The increased operating loss was partially offset by a benefit from the consolidation of FOX SPORTS Australia, net of non-cash amortization, related to the acquisition of the additional ownership stake in the prior quarter. The current year quarterly results also included $42 million of costs related to the ongoing investigations initiated upon the closure of The News of the World, as compared to $63 million of comparable costs included in the prior year quarterly results, as well as $25 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

OTHER ITEMS

Sky Deutschland

In January 2013, the Company reached an agreement with Sky Deutschland and its new bank syndicate to support both a new financing structure and the issuance of €438 million (approximately $585 million) of new equity, which includes the outstanding €144 million (approximately $195 million) of equity under the capital measures announced by Sky Deutschland in February 2012. Sky Deutschland finalized the equity offering in early February 2013 and the Company acquired, through a combination of a private placement and a rights offering, approximately 92 million additional shares of Sky Deutschland increasing its ownership to approximately 55%. The aggregate cost of the shares acquired by the Company was approximately €410 million (approximately $550 million). As a result of these transactions, the results of Sky Deutschland have been included in the Company’s consolidated results of operations in the fiscal third quarter of 2013. The carrying amount of the Company’s previously held equity interest in Sky Deutschland was revalued to fair value as of the acquisition date, resulting in a gain of approximately $2.1 billion which was included in Other, net in the unaudited consolidated statements of operations.

In addition, the Company has guaranteed Sky Deutschland’s new €300 million (approximately $400 million) five-year bank credit facility, which replaces Sky Deutschland’s existing bank debt facilities. Additionally, the Company will act as guarantor to the German Football League for Sky Deutschland’s Bundesliga broadcasting license for the 2013/14 to 2016/17 seasons in an amount up to 50% of the license fee per season. The Company has also agreed to extend the maturity of existing shareholder loans.

SKY Network Television (New Zealand)

In March 2013, the Company sold its 44% equity interest in SKY Network Television Ltd. for approximately $675 million, net of fees and commissions, and recorded a gain of approximately $321 million which was included in Other, net in the unaudited consolidated statements of operations.

Phoenix Satellite Television

In March 2013, the Company sold a portion of its interest in Phoenix Satellite Television (“Phoenix”), for approximately $90 million in cash. The Company decreased its interest in Phoenix to approximately 12% from the 18% it owned at June 30, 2012. The Company recorded a gain of approximately $81 million on this transaction which was included in Other, net in the unaudited consolidated statements of operations.

Share repurchases

On May 9, 2012, News Corporation announced that its Board of Directors approved an increase to the previously authorized stock repurchase program from $5 billion to $10 billion. Through May 7, 2013, the Company has purchased more than $6.6 billion of Class A common stock under the program, at an average price of $19.50 per share. As a result of the stock repurchase program, diluted weighted Class A shares outstanding of 2,330 million in this year’s quarter declined 6% from 2,475 million in the same period a year ago.

Intent to pursue separation of entertainment and publishing businesses

On June 28, 2012, News Corporation announced its intent to pursue the separation of its business into two separate independent companies, one of which will hold the Company’s global media and entertainment businesses and the other which will hold the businesses comprising the Company’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia. In addition to final approval from the Board of Directors and stockholder approval of certain amendments to the Company’s Restated Certificate of Incorporation, the completion of the separation will be subject to receipt of regulatory approvals, opinions from tax counsel and favorable rulings from certain tax jurisdictions regarding the tax-free nature of the transaction to the Company and to its stockholders, further due diligence as appropriate, the execution of certain agreements relating to the distribution, and the filing and effectiveness of appropriate filings with the SEC. There can be no assurances given that the separation of the Company’s businesses as described will occur.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Quarterly earnings from affiliates were $157 million as compared to $204 million in the same period a year ago. The decreased contributions from affiliates are primarily due to lower contributions from BSkyB, resulting from the Company’s pre-tax gain related to the its participation in BSkyB’s share repurchase declining from $111 million gain in the corresponding period of the prior year to $11 million in the current quarter. This decrease was partially offset by the absence of Sky Deutschland operating losses resulting from its consolidation in the quarter.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended March 31,		9 Months Ended March 31,
	% Owned		2013	2012	2013	2012
			US $ Millions
BSkyB	39	%(1)	$160	$262	$667	$577
Other affiliates	Various	(2)	(3)	(58)	(146)	(110)

Total equity earnings of affiliates			$157	$204	$521	$467

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Sky Deutschland (consolidated as of January 2013), Hulu, Australian and STAR equity affiliates, as well as NDS in the prior year.

Foreign Exchange Rates

Average foreign exchange rates used in the quarter-to-date profit results are as follows:

	3 Months Ended
	March 31,
	2013	2012
Australian Dollar/U.S. Dollar	1.04	1.06
U.K. Pounds Sterling/U.S. Dollar	1.55	1.57
Euro/U.S. Dollar	1.32	1.31

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

To receive a copy of this press release through the Internet, access News Corporation’s corporate Web site located at http://www.newscorp.com.

Audio from News Corporation’s conference call with analysts on the third quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Savings Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	310-369-0773 Nathaniel Brown, Press Inquiries 212-852-7746 Dan Berger, Press Inquiries 310-369-1274

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended March 31,		9 Months Ended March 31,
	2013	2012	2013	2012
	US $ Millions (except share related amounts)

Revenues	$9,538	$8,402	$27,099	$25,336

Operating expenses	(6,114)	(5,216)	(16,831)	(15,552)
Selling, general and administrative expenses	(1,705)	(1,580)	(4,981)	(4,721)
Depreciation and amortization	(357)	(294)	(967)	(869)
Impairment and restructuring charges	(56)	(27)	(273)	(154)
Equity earnings of affiliates	157	204	521	467
Interest expense, net	(276)	(258)	(809)	(773)
Interest income	32	26	100	91
Other, net	2,431	27	5,206	22

Income from continuing operations before income tax expense	3,650	1,284	9,065	3,847
Income tax expense	(741)	(281)	(1,402)	(931)

Net income	2,909	1,003	7,663	2,916
Less: Net income attributable to noncontrolling interests	(55)	(66)	(195)	(184)

Net income attributable to News Corporation stockholders	$2,854	$937	$7,468	$2,732

Weighted average shares:	2,330	2,475	2,348	2,534

Net income attributable to News Corporation stockholders per share:	$1.22	$0.38	$3.18	$1. 08

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	June 30, 2012

	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$9,324	$9,626
Receivables, net	7,136	6,608
Inventories, net	3,476	2,595
Other	857	619

Total current assets	20,793	19,448

Non-current assets:
Receivables	431	387
Investments	6,622	4,968
Inventories, net	5,002	4,596
Property, plant and equipment, net	5,984	5,814
Intangible assets, net	8,331	7,133
Goodwill	20,139	13,174
Other non-current assets	1,188	1,143

Total assets	$68,490	$56,663

Liabilities and Equity:
Current liabilities:
Borrowings	$157	$273
Accounts payable, accrued expenses and other current liabilities	6,030	5,405
Participations, residuals and royalties payable	1,915	1,691
Program rights payable	1,776	1,368
Deferred revenue	1,175	880

Total current liabilities	11,053	9,617

Non-current liabilities:
Borrowings	16,317	15,182
Other liabilities	4,279	3,650
Deferred income taxes	2,947	2,388
Redeemable noncontrolling interests	645	641
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	15	15
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	15,902	16,140
Retained earnings and accumulated other comprehensive income	14,139	8,521

Total News Corporation stockholders’ equity	30,064	24,684
Noncontrolling interests	3,185	501

Total equity	33,249	25,185

Total liabilities and equity	$68,490	$56,663

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

CONSOLIDATED STATEMENTS OF CASH FLOWS

	9 Months Ended March 31,
	2013	2012
	US $ Millions
Operating activities:
Net Income	$7,663	$2,916
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	967	869
Amortization of cable distribution investments	67	69
Equity earnings of affiliates	(521)	(467)
Cash distributions received from affiliates	311	313
Impairment charges, net of tax	35	10
Other, net	(5,206)	(22)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(295)	(551)
Inventories, net	(1,043)	(577)
Accounts payable and other liabilities	785	161

Net cash provided by operating activities	2,763	2,721

Investing activities:
Property, plant and equipment, net of acquisitions	(627)	(651)
Acquisitions, net of cash acquired	(2,746)	(532)
Investments in equity affiliates	(618)	(14)
Other investments	(63)	(198)
Proceeds from dispositions	2,670	408

Net cash used in investing activities	(1,384)	(987)

Financing activities:
Borrowings	1,277	—
Repayment of borrowings	(989)	(32)
Issuance of shares	170	87
Repurchase of shares	(1,834)	(3,294)
Dividends paid	(384)	(323)
Purchase of subsidiary shares from noncontrolling interests	(9)	—
Other, net	70	—

Net cash used in financing activities	(1,699)	(3,562)

Net decrease in cash and cash equivalents	(320)	(1,828)
Cash and cash equivalents, beginning of period	9,626	12,680
Exchange movement on opening cash balance	18	(166)

Cash and cash equivalents, end of period	$9,324	$10,686

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

SEGMENT INFORMATION

	3 Months Ended March 31,		9 Months Ended March 31,
	2013	2012	2013	2012
	US $ Millions
Revenues

Cable Network Programming	$2,782	$2,375	$7,790	$6,656
Filmed Entertainment	2,014	1,722	5,826	5,563
Television	1,225	1,208	3,716	3,651
Direct Broadcast Satellite Television	1,300	923	3,007	2,792
Publishing	1,938	2,025	6,105	6,224
Other	279	149	655	450

Total Revenues	$9,538	$8,402	$27,099	$25,336

Segment Operating Income (Loss)

Cable Network Programming	$993	$846	$2,891	$2,503
Filmed Entertainment	289	272	1,072	1,012
Television	196	171	576	493
Direct Broadcast Satellite Television	(11)	40	(8)	165
Publishing	85	130	376	458
Other	(190)	(147)	(587)	(437)

Total Segment Operating Income *	$1,362	$1,312	$4,320	$4,194

*

The three months ended March 31, 2013 and 2012 include $42 million and $63 million, respectively, of costs related to the ongoing investigations in the U.K. The three months ended March 31, 2013 include $25 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $1,429 and $1,375 million in the three months ended March 31, 2013 and 2012, respectively.

The nine months ended March 31, 2013 and 2012 include $165 million and $167 million, respectively, of costs related to the ongoing investigations in the U.K. The nine months ended March 31, 2013 include $53 million of costs related to the proposed separation of the Company’s entertainment and publishing businesses. Excluding these charges, adjusted total segment operating income is $4,538 and $4,361 million in the nine months ended March 31, 2013 and 2012, respectively.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income before depreciation and amortization is defined as segment operating income plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

The following table reconciles segment operating income before depreciation and amortization to income from continuing operations before income tax expense.

	3 Months Ended March 31,		9 Months Ended March 31,
	2013	2012	2013	2012
	US $ Millions
Segment Operating income before depreciation and amortization	$1,742	$1,628	$5,354	$5,132
Depreciation and amortization	(357)	(294)	(967)	(869)
Amortization of cable distribution investments	(23)	(22)	(67)	(69)

Total Segment Operating income	1,362	1,312	4,320	4,194
Impairment and restructuring charges	(56)	(27)	(273)	(154)
Equity earnings of affiliates	157	204	521	467
Interest expense, net	(276)	(258)	(809)	(773)
Interest income	32	26	100	91
Other, net	2,431	27	5,206	22

Income from continuing operations before income tax expense	$3,650	$1,284	$9,065	$3,847

	For the Three Months Ended March 31, 2013 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$1,069	$(53)	$(23)	$993
Filmed Entertainment	321	(32)	—	289
Television	219	(23)	—	196
Direct Broadcast Satellite Television	90	(101)	—	(11)
Publishing	203	(118)	—	85
Other	(160)	(30)	—	(190)

Consolidated Total	$1,742	$(357)	$(23)	$1,362

	For the Three Months Ended March 31, 2012 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$910	$(42)	$(22)	$846
Filmed Entertainment	305	(33)	—	272
Television	192	(21)	—	171
Direct Broadcast Satellite Television	116	(76)	—	40
Publishing	236	(106)	—	130
Other	(131)	(16)	—	(147)

Consolidated Total	$1,628	$(294)	$(22)	$1,312

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

	For the Nine Months Ended March 31, 2013
	(US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$3,098	$(140)	$(67)	$2,891
Filmed Entertainment	1,170	(98)	—	1,072
Television	642	(66)	—	576
Direct Broadcast Satellite Television	241	(249)	—	(8)
Publishing	724	(348)	—	376
Other	(521)	(66)	—	(587)

Consolidated Total	$5,354	$(967)	$(67)	$4,320

	For the Nine Months Ended March 31, 2012
	(US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$2,689	$(117)	$(69)	$2,503
Filmed Entertainment	1,107	(95)	—	1,012
Television	556	(63)	—	493
Direct Broadcast Satellite Television	393	(228)	—	165
Publishing	777	(319)	—	458
Other	(390)	(47)	—	(437)

Consolidated Total	$5,132	$(869)	$(69)	$4,194

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2013

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The Company uses net income and earnings per share excluding Segment operating profit adjustments, Impairment and restructuring charges, Equity affiliate adjustments, “Other, net”, and discontinued operations, net of tax (“adjusted net income and adjusted diluted earnings per share”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income and adjusted diluted earnings per share may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income and adjusted diluted earnings per share are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income and reported diluted earnings per share (“EPS”) to adjusted net income and adjusted diluted earnings per share for the three months ended March 31, 2013 and 2012.

	3 Months Ended March 31, 2013		3 Months Ended March 31, 2012
	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
	(in US$ millions, except per share data)

As reported	$2,854	$1.22	$937	$0.38

Segment operating profit adjustments (net of provision for income taxes of $15 and $19 for the three months ended March 31, 2013 and 2012, respectively)(a)	52	0.02	44	0.02

Impairment and restructuring charges (net of provision for income taxes of $15 and $4 for the three months ended March 31, 2013 and 2012, respectively)	41	0.02	23	0.01

Equity affiliate adjustments (net of provision for income taxes of $3 and $45 for the three months ended March 31, 2013 and 2012, respectively)(b)	(8)	—	(66)	(0.03)
Other, net (net of provision for income taxes of $325 and $10 for the three months ended March 31, 2013 and 2012)	(2,106)	(0.90)	(17)	(0.01)

Other/Rounding	1

As adjusted	$834	$0.36	$921	$0.37

(a)

Segment operating profit for the three months ended March 31, 2013 and 2012 was adjusted to exclude the expenses related to the ongoing investigations initiated upon the closure of The News of the World. The three months ended March 31, 2013 were also adjusted to exclude the expenses related to separation of the Company’s entertainment and publishing businesses.

(b)	Equity earnings of affiliates for the three months ended March 31, 2013 and 2012 was adjusted to exclude from BSkyB results News Corporation’s gain on the BSkyB repurchase program.